Exhibit 10.3
[TrueCar Logo]

ATTACHMENT A: RETENTION RSU AWARD AGREEMENT

[Date]

[Employee Name]
[Address]

Dear [First Name]:

TrueCar, Inc. (the “Company”) is pleased to announce a special retention award of restricted stock units for you, on the terms and conditions set forth in this letter (this “Letter”).

Specifically, the Compensation and Workforce Committee of the Company’s Board of Directors has approved a grant to you of [__] restricted stock units (the “Retention RSUs”) under the Company’s 2014 Equity Incentive Plan (the “Plan”). The Retention RSUs will vest in eight (8) approximately equal quarterly installments, with the first installment vesting on May 15, 2020, subject to your continuing to be a Service Provider (as defined in the Plan) through each vesting date.

Further, the Retention RSUs include the following acceleration of vesting provisions: If (i) the Company terminates your employment with the Company and its subsidiaries (together, the “Company Group”) for a reason other than Cause (as defined in Appendix A), (ii) you resign from employment with the Company Group for Good Reason (as defined in Appendix A), or (iii) your employment with the Company Group terminates due to your death or Disability (as defined in Appendix A), and in each case, such termination occurs upon or after a Change in Control (as defined in the Plan), then subject to Appendix A of this Letter, 100% of your then-outstanding Retention RSUs will immediately vest in full (the “Retention RSU Acceleration”).

In addition, any applicable acceleration of equity award vesting provisions included in the currently effective Employment Agreement between you and the Company (the “Employment Agreement”) also will apply in accordance with the Employment Agreement terms; provided, however, that in no instance may you vest in more than 100% of the Retention RSUs. Notwithstanding anything in your Employment Agreement to the contrary, if you are entitled to the Retention RSU Acceleration under the terms of this Letter, you will not be required to execute a separation agreement or release of claims in order to receive such Retention RSU Acceleration.

All Retention RSUs will be subject to the terms and conditions of the Plan and restricted stock unit agreement provided by the Company. In order to receive the Retention RSUs, you must remain a Service Provider through the grant date of the award.

Miscellaneous. The Retention RSUs also are subject to the terms and conditions set forth in the Appendix A attached to this Letter. This Letter does not change the “at-will” nature or other terms of your employment with the Company Group, and also does not constitute a promise of future employment or of employment for any specified period with the Company Group. This Letter may be amended only by a written agreement between you and the Company and will supersede any other oral or written agreement with respect to this subject matter. For the avoidance of doubt, your Employment Agreement remains in full force and effect. This Letter will be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

We appreciate all that you do for the Company, and we are very glad to be able to offer you these special retention arrangements. If you have any questions about this Letter, please contact stockadmin@truecar.com. Please acknowledge by signing below that you have read, understood and agree to the terms of this letter.

Sincerely,

/s/ John Foster
EVP, Chief People Officer
TrueCar, Inc.

ACKNOWLEDGED AND AGREED:

___________________________
[Employee Name]

___________________________
Date

Appendix A

ADDITIONAL TERMS TO LETTER

As noted in the Letter to which this Appendix A is attached, the Retention RSUs also are subject to the terms and conditions set forth in this Appendix A. Unless otherwise defined below, capitalized terms used herein will have the meanings set forth in the Letter.

1. Section 409A; Tax Withholding.

(a) The provisions of this Letter and the payments and benefits hereunder are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and official guidance thereunder (“Section 409A”), so that none of the payments and benefits to be provided under the Letter will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Letter (including this Appendix A) will be interpreted to be so exempt or so comply. The Company will work in good faith with you to consider amendments to this Letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company have any liability or obligation to reimburse or indemnify you, or to hold you harmless, for any taxes or costs that may be imposed on or incurred by you as a result of Section 409A. Each payment, installment and benefit payable under this Letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Notwithstanding anything to the contrary in this Letter, no Deferred Payments (as defined below), if any, payable to you pursuant to this Letter will be payable until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payments or benefits payable to you, if any, pursuant to this Letter that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.

(b) Notwithstanding anything to the contrary in this Letter, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following your separation from service, will become payable on the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this Section 1(b) of this Appendix A will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) All payments and benefits paid or provided pursuant to this Letter will be subject to withholding of applicable taxes.

2. Definitions.

(d) Cause. For purposes of this Letter, “Cause ” means (i) your failure to perform your assigned duties or responsibilities as an employee (other than a failure resulting from your Disability) after written notice thereof from the Company describing your failure to perform such duties or responsibilities; (ii) your engaging in any act of dishonesty, fraud or misrepresentation with respect to the Company; (iii) your violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; (iv) your breach of any confidentiality agreement or invention assignment agreement between you and the Company (or any affiliate of the Company); or (v) your being convicted of, or entering a plea of nolo contendere to, any crime. For purposes of clarity, your termination of employment due to death or Disability is not, by itself, deemed to be a termination by the Company other than for Cause or a resignation for Good Reason.

(e) Deferred Payments. For purposes of this Letter, “Deferred Payments” means any severance pay or benefits to be paid or provided to you (or your estate or beneficiaries) pursuant to this Letter and any other severance payments or separation benefits to be paid or provided to you (or your estate or beneficiaries), that in each case, when considered together, are considered deferred compensation under Section 409A.

(f) Disability. For purposes of this Letter, “Disability” means you (i) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) are, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

(g) Good Reason. For purposes of this Letter, “Good Reason” means your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your consent: (i) a material reduction in your annual base salary which reduction is not applicable to a majority of the Company’s senior management, provided that any material reduction in your annual base salary for which there is a substitution with compensation and benefits that, in the aggregate, are substantially equivalent in value to the reduction in your annual base salary, will not constitute “Good Reason”; (ii) a material reduction of your authority, duties or responsibilities, unless you are provided with a comparable position; provided, however, that a reduction in authority, duties, or responsibilities primarily by virtue of the Company being acquired and made part of a larger entity whether as a subsidiary, business unit or otherwise (as, for example, when the Chief Executive Officer of the Company remains as such following an acquisition where the Company becomes a wholly owned subsidiary of the acquirer, but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; or (iii) a material change in the geographic location of your primary work facility or location; provided, that a relocation of fifty (50) miles or less from your then present location or to your home as your primary work location will not be considered a material change in geographic location. In order for an event to qualify as Good Reason, you must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a cure period of thirty (30) days following the date of such notice, and such grounds must not have been cured during such time. Any resignation for Good Reason must occur within two (2) years of the initial existence of the acts or omissions constituting the grounds for “Good Reason”.

3. Limitation on Payments. In the event that the Retention RSUs provided for in this Letter or other change in control-related, severance or other payments or benefits otherwise provided for or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of Retention RSUs, severance or change in control-related or other payments or benefits, notwithstanding that all or some portion of such payments or benefits may be taxable under Section 4999 of the Code. If your Employment Agreement contains a Section entitled “Limitation on Payments” or similar Section 280G provisions, or any Company performance-based restricted stock unit agreement contains a Section entitled “Section 280G” or similar Section 280G provisions, and in either case, such provisions contain an ordering of reduction in payments or benefits constituting “parachute payments” that differs from the ordering contained in this Section 3 of Appendix A, such provisions of your Employment Agreement or performance-based restricted stock unit agreement, as applicable, will control. In all other instances, the ordering of reduction in payments or benefits constituting “parachute payments” in the remainder of this paragraph will apply. If a reduction in payments or benefits constituting “parachute payments” is necessary so that payments or benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) reduction of acceleration of vesting of equity awards, which will occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of other benefits paid or provided to you, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one equity award was made to you on the same date of grant, all such awards will have their acceleration of vesting reduced pro rata. In no event will you have any discretion with respect to the ordering of payment reductions.

Unless you and the Company otherwise agree in writing, any determination required under this Section will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.